Exhibit 5.1

September 7, 2023

To: HUB Cyber Security Ltd

17 Rothschild Blvd.

Tel Aviv, Israel 6688120

Ladies and Gentlemen,

Re: HUB CYBER SECURITY LTD.

We have acted as Israeli counsel to Hub Cyber Security Ltd. (the “Company”), a company organized under the laws of the State of Israel, in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) relating to the: registration under the United States Securities Act of 1933, as amended, of (i) the issuance by the Company of up to 18,918,506 ordinary shares (the “Warrant Shares”), no par value per share (the “ordinary shares”) upon the exercise of certain warrants to purchase ordinary shares (the “Warrants”); and (ii) the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to 87,807,052 ordinary shares (the “Resale Shares”) issued or issuable to certain of the Selling Securityholders upon the exercise of certain warrants to purchase ordinary shares or convertible notes.

As counsel to the Company in Israel, we have examined the copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. However, we did not review the Warrants or documents related to the Selling Securityholders or the Convertible Notes. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents or oral statements of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Resale Shares that have been issued have been duly authorized, and are legally issued, fully paid and non-assessable; (ii) the Resale Shares that are issuable have been duly authorized and, when such Resale Shares have been paid up for and delivered to the Selling Stockholder, such Resale Shares will be legally issued, fully paid and non-assessable; and (iii) the Warrant Shares, have been duly authorized and, when paid up for and issued, will be legally issued, fully paid and non-assessable;.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Shibolet Law Firm